UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) May 18, 2001

NATIONAL VISION, INC.
 (Exact name of registrant as specified in its charter)

Commission File No:          0-20001

Georgia	58-1910859
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

296 Grayson Highway
Lawrenceville, Georgia 30045
(Address of principal executive offices)

(770)-822-3600
(Registrant's telephone number, including area code)

VISTA EYECARE, INC.
(Former name or former address, if changed since last report)

ITEM 3.     Bankruptcy or Receivership.

On May 18, 2001, the U.S. Bankruptcy Court for the Northern District of Georgia entered an order approving the Company’s plan of reorganization. The order became final on May 29, 2001 and the plan became effective on May 31, 2001. On May 31, 2001, the Company issued a press release, attached hereto as Exhibit 99.1, announcing that the plan of reorganization had become effective.

Under the plan, all existing equity interests and debt of the Company are cancelled. The Company will issue to unsecured creditors on a pro rata basis its $120 million secured notes due 2009 and five million shares of common stock. The notes provide for semi-annual payments of interest and bear interest of 12% per annum. The notes also provide for semi-annual redemptions out of Excess Cash Flow (as defined). Approximately $98 million of the notes and 4 million of the common shares will be issued shortly after the effective date; the remaining $22 million  notes and 1 million  shares of common stock will be placed in a disputed claim reserve and will be distributed upon resolution of the disputed claims. The plan provides for payment in full of secured claims. No assurances can be given as to the price at which the debt and equity securities may trade or as to the availability of Excess Cash Flow.

A copy of the plan as confirmed is attached hereto as Exhibit 2.1.  A copy of a modification of the plan is attached hereto as Exhibit 2.2.   Information as to assets and liabilities of the Company as of June 1, 2001 is attached hereto as Exhibit 99.2.

On May 18, 2001, the Company changed its name to National Vision, Inc.

ITEM 7.     Financial Statements and Exhibits.

(c)	Exhibits
	2.1	First Amended Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code, filed by Vista Eyecare, Inc. and Certain of its Debtor Subsidiaries
2.2

Modification to First Amended Joint Plan of Reorganization Under
Chapter 11, Title 11, United States Code, filed by Vista Eyecare, Inc.
and Certain of its Debtor Subsidiaries and First Amended Joint Plan of
Reorganization Under Chapter 11, Title 11, United States Code, filed by
Frame-N-Lens Optical, Inc.; Midwest Vision, Inc.; New West Eyeworks,
Inc.; and certain of Their Debtor Subsidiaries.

	99.1	Press Release dated May 31, 2001
	99.2	Projections and Valuation Analysis, Vista Eyecare, Inc. Pro-Forma Reorganized Balance Sheet June 1, 2001 (Unaudited)

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NATIONAL VISION, INC.
(Registrant)
BY: Angus C. Morrison Angus C. Morrison Senior Vice President, Chief Financial Officer and Treasurer
Dated: May 31, 2001